EXHIBIT 99.1

Aptevo Therapeutics Raises $9.6 Million in Non-Dilutive Funding

Completes Sale of IXINITY Deferred Payments and Portion of

Milestones from Medexus to XOMA Corporation

SEATTLE, WA – March 30, 2023 – Aptevo Therapeutics Inc. (“Aptevo” or the “Company”) (Nasdaq: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today announced that the Company has raised $9.6 million in non-dilutive funding, extending its cash runway beyond 12 months with an additional $50,000 possible based on IXINITY sales in Q123. Aptevo raised this funding by closing a transaction for the complete sale of all future IXINITY deferred payments and a portion of IXINITY milestones to XOMA Corporation. A portion of the proceeds was used to fully repay the existing debt facility on the Company’s balance sheet.

Independent of the agreement and in addition to the receipt of the above referenced $9.6 million, Aptevo retains rights to potential milestones related to regulatory approvals and IXINITY worldwide net sales of up to an additional $5.8 million, as follows:

•
$750,000 for Canadian registration
•
Up to $2.5 million for regulatory approval in certain European countries ($0.5 million each upon the regulatory approval from the appropriate governmental body in each of Germany, France, United Kingdom, Spain, and Italy)
•
$2.5 million for the first fiscal year should worldwide net sales meet or exceed $120 million
•
These milestones may be earned up to February 28, 2035

“We are pleased to share that yet again, we are able to deliver non-dilutive funding for the Company on behalf of our shareholders, extending value in a market that continues to challenge our industry,” said Jeff Lamothe, Chief Operating Officer at Aptevo. “Throughout these challenging times – first the pandemic and then the market downturn – we have successfully remained focused on advancing our work. With this transaction we are reinforcing our commitment to both shareholders and to patients who may benefit from our ultimate success.”

Daphne Taylor, Chief Financial Officer at Aptevo continued “With this transaction we now have approximately $26 million in cash after using a portion of the proceeds to fully repay the debt on our balance sheet. This strongly positions us going forward as a debt-free Company and eliminating all future interest payments on the debt. This further demonstrates our continued focus on cash conservation and deployment against value-building programs.”

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo’s expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, whether Aptevo will continue to have momentum in its business in the future, whether Medexus can achieve regulatory approvals in Canada and certain countries in Europe for Aptevo to earn milestones, statements related to Aptevo’s cash position and balance sheet, statements related to Aptevo’s ability to generate stockholder value, and any other statements containing the words “may,” “anticipate,” “continue to,” “believes,” “expects,” “intended to,” “potential,” “designed,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including, among others, a deterioration in Aptevo’s business or prospects, adverse events and unanticipated problems, and changes in regulatory, social, macroeconomic, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of preliminary data and pre-clinical studies being predictive of the results of later-stage clinical trials, the availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, including our ability to obtain regulatory clearance, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners or raise funds on acceptable terms or at all and other matters that could affect the availability or commercial potential of Aptevo’s product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID-19), geopolitical risks, including the current war between Russia and Ukraine, and macroeconomic conditions such as economic uncertainty, rising inflation and interest rates, conditions in the banking system and financial markets, including the failure of banks and financial institutions, increased market volatility and decreased consumer confidence. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:
Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628